Filed pursuant to Rule 424(b)(3)
File No. 333-263033

EATON VANCE SENIOR INCOME TRUST
Supplement to Prospectus dated August 25, 2022

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended June 30,
	2023		2022		2021	2020	2019
Net asset value – Beginning of year (Common shares)	$6.060		$6.900		$6.200	$7.050	$7.180
Income (Loss) From Operations
Net investment income(1)	$0.676		$0.361		$0.406	$0.394	$0.410
Net realized and unrealized gain (loss)	0.037		(0.873)		0.702	(0.817)	(0.172)
Distributions to preferred shareholders – From net investment income(1)	(0.103)		(0.006)		(0.001)	(0.017)	(0.031)
Discount on redemption and repurchase of auction preferred shares(1)	—		—		—	—	0.051
Total income (loss) from operations	$0.610		$(0.518)		$1.107	$(0.440)	$0.258
Less Distributions to Common Shareholders
From net investment income	$(0.560)		$(0.375)		$(0.407)	$(0.410)	$(0.388)
Tax return of capital	—		(0.019)		—	—	—
Total distributions to common shareholders	$(0.560)		$(0.394)		$(0.407)	$(0.410)	$(0.388)
Discount on tender offer(1)	$—		$0.072		$—	$—	$—
Net asset value – End of year (Common shares)	$6.110		$6.060		$6.900	$6.200	$7.050
Market value – End of year (Common shares)	$5.460		$5.460		$6.800	$5.330	$6.230
Total Investment Return on Net Asset Value(2)	11.71%		(6.68	)%(3)	18.65%	(5.64)%	4.46	%(4)
Total Investment Return on Market Value(2)	10.80%		(14.68)%		36.01%	(8.20)%	3.88%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$107,079		$106,208		$261,425	$234,657	$266,926
Ratios (as a percentage of average daily net assets applicable to common shares)(5)†
Expenses excluding interest and fees	1.99	%(6)	1.91%		1.96%	1.73%	1.73%
Interest and fee expense(7)	1.05%		0.47%		0.57%	1.19%	1.40%
Total expenses	3.04	%(6)	2.38%		2.53%	2.92%	3.13%
Net investment income	11.15%		5.31%		6.08%	5.93%	5.74%
Portfolio Turnover	27%		43%		40%	57%	26%
Senior Securities:
Total notes payable outstanding (in 000’s)	$20,000		$26,000		$103,000	$95,000	$103,000
Asset coverage per $1,000 of notes payable(8)	$8,235		$6,531		$3,903	$3,866	$3,957
Total preferred shares outstanding	1,504		1,504		1,504	1,504	1,504
Asset coverage per preferred share(9)	$71,481		$66,752		$71,484	$69,242	$72,464
Involuntary liquidation preference per preferred share(10)	$25,000		$25,000		$25,000	$25,000	$25,000
Approximate market value per preferred share(10)	$25,000		$25,000		$25,000	$25,000	$25,000

(See related footnotes.)

Financial Highlights (continued)

Selected data for a Common Share outstanding during the periods stated.

	Year Ended June 30,
	2018	2017		2016	2015	2014
Net asset value – Beginning of year (Common shares)	$7.150	$6.650		$7.020	$7.340	$7.350
Income (Loss) From Operations
Net investment income(1)	$0.385	$0.404		$0.422	$0.401	$0.406
Net realized and unrealized gain (loss)	0.038	0.436		(0.371)	(0.316)	0.029
Distributions to preferred shareholders – From net investment income(1)	(0.028)	(0.014)		(0.009)	(0.003)	(0.002)
Discount on redemption and repurchase of auction preferred shares(1)	—	0.064		—	—	—
Total income from operations	$0.395	$0.890		$0.042	$0.082	$0.433
Less Distributions to Common Shareholders
From net investment income	$(0.365)	$(0.390)		$(0.412)	$(0.402)	$(0.443)
Total distributions to common shareholders	$(0.365)	$(0.390)		$(0.412)	$(0.402)	$(0.443)
Net asset value – End of year (Common shares)	$7.180	$7.150		$6.650	$7.020	$7.340
Market value – End of year (Common shares)	$6.380	$6.650		$6.010	$6.210	$6.810
Total Investment Return on Net Asset Value(2)	6.12%	14.02	%(12)	1.57%	1.71%	6.34%
Total Investment Return on Market Value(2)	1.39%	17.34%		3.77%	(3.02)%	(3.57)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$272,016	$270,810		$251,789	$266,009	$278,045
Ratios (as a percentage of average daily net assets applicable to common shares)(5)†
Expenses excluding interest and fees(11)	1.82%	1.87%		1.96%	1.99%	1.98%
Interest and fee expense(7)	0.83%	0.52%		0.28%	0.28%	0.27%
Total expenses(11)	2.65%	2.39%		2.24%	2.27%	2.25%
Net investment income	5.36%	5.75%		6.38%	5.61%	5.51%
Portfolio Turnover	34%	42%		31%	33%	33%
Senior Securities:
Total notes payable outstanding (in 000’s)	$93,000	$92,000		$25,000	$60,000	$65,000
Asset coverage per $1,000 of notes payable(8)	$4,587	$4,613		$15,472	$7,267	$6,970
Total preferred shares outstanding	2,464	2,464		4,400	4,400	4,400
Asset coverage per preferred share(9)	$68,989	$69,078		$71,629	$64,119	$64,721
Involuntary liquidation preference per preferred share(10)	$25,000	$25,000		$25,000	$25,000	$25,000
Approximate market value per preferred share(10)	$25,000	$25,000		$25,000	$25,000	$25,000

(See related footnotes.)

(1)	Computed using average common shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its common shares at 99% of the Trust’s net asset value per common share. Absent this transaction, the total return based on net asset value would have been (7.90)%.
(4)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its Auction Preferred Shares at 92% of the per share liquidation preference. Absent this transaction, the total return based on net asset value would have been 3.71%.
(5)	Ratios do not reflect the effect of dividend payments to preferred shareholders.
(6)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Trust’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the year ended June 30, 2023).
(7)	Interest and fee expense relates to the notes payable to partially redeem the Trust’s Auction Preferred Shares and/or to fund investments.
(8)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, and dividing the result by the notes payable balance in thousands.
(9)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, dividing the result by the sum of the value of the notes payable and liquidation value of the preferred shares, and multiplying the result by the liquidation value of one preferred share.
(10)	Plus accumulated and unpaid dividends.
(11)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
(12)	The total return based on net asset value reflects the impact of the tender and repurchase by the Trust of a portion of its Auction Preferred Shares at 95% of the per share liquidation preference. Absent this transaction, the total return based on net asset value would have been 13.00%.
†	Ratios based on net assets applicable to common shares plus preferred shares and borrowings are presented below. Ratios do not reflect the effect of dividend payments to preferred shareholders and exclude the effect of custody fee credits, if any.
	Year Ended June 30,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Expenses excluding interest and fees	1.29%	1.28%	1.25%	1.11%	1.12%	1.17%	1.21%	1.21%	1.21%	1.22%
Interest and fee expense	0.68%	0.32%	0.36%	0.76%	0.91%	0.54%	0.34%	0.17%	0.17%	0.17%
Total expenses	1.97%	1.60%	1.61%	1.87%	2.03%	1.71%	1.55%	1.38%	1.38%	1.39%
Net investment income	7.23%	3.57%	3.87%	3.81%	3.73%	3.46%	3.72%	3.93%	3.42%	3.39%

October 30, 2023